Exhibit 99.1

FOR IMMEDIATE RELEASE
April 13, 2015

Media Contacts:	Investor Contacts:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com	john.oconnor@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.white@zoetis.com

Zoetis Appoints Paul M. Bisaro to Board of Directors

FLORHAM PARK, N.J. - April 13, 2015 - Zoetis Inc. (NYSE: ZTS) today announced that its Board of Directors has appointed Paul M. Bisaro, Executive Chairman of Actavis plc, to the company’s Board of Directors. Mr. Bisaro’s term will begin immediately following the company’s 2015 Annual Meeting of Shareholders, which is scheduled for May 1, 2015. With the addition of Mr. Bisaro, the Zoetis Board will expand to 11 directors, and he will serve on the Compensation Committee.

"We are pleased to announce that Paul will join the Zoetis Board," said Zoetis Chief Executive Officer Juan Ramón Alaix. "He brings extensive business leadership and global healthcare experience to Zoetis, along with a deep understanding of the pharmaceutical industry. He will be a valuable addition to our board as we continue to grow our position as the world's leading animal health company."

Mr. Bisaro has more than 20 years of experience in the healthcare industry. He is Executive Chairman of Actavis plc, a global pharmaceutical company focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines, and biologic products.

He previously served as President, CEO and Chairman of the Board of Actavis. Prior to joining Actavis (then Watson Pharmaceuticals), he was President and Chief Operating Officer of Barr Pharmaceuticals, Inc. He also served as General Counsel at Barr and held various additional roles, including Senior Vice President of Strategic Business Development. Prior to joining Barr, Mr. Bisaro was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds. He also served as a Senior Consultant with Arthur Andersen & Co.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2014, the company generated annual revenue of $4.8 billion. With approximately 10,000 employees worldwide at the beginning of 2015, Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries.  For more information, visit www.zoetis.com.

 DISCLOSURE NOTICES
Forward-Looking Statements: This press release may contain forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.
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